Exhibit 99.1

                Same Store Revenues Up 11.3%; Earnings Up 31%;
                         Announces More Acquisitions


    ATLANTA, July 29 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the rental, sales and lease ownership, and specialty retailing of residential and office furniture, consumer electronics and home appliances and accessories, today announced record revenues and earnings for the second quarter and first half of 2003.

    The Company's major division, Aaron's Sales & Lease Ownership, increased revenues 25% for the second quarter and 28% for the first half of the year. The division's same store revenue growth for the second quarter was 11.3%.

    "We continue to meet our performance expectations," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents, Inc. "The growth within the Aaron's Sales & Lease Ownership division has been exceptional and we see further strong results in upcoming quarters."

    For the three months ended June 30, revenues increased 18% to a record $177.7 million compared to $151.2 million for the second quarter of 2002. Net earnings for the second quarter this year increased 31% to $8.8 million versus $6.7 million last year. Diluted earnings per share for the quarter were $.40 compared to $.32 per share for the second quarter a year ago.

    For the first six months of this year, revenues advanced 20% to a record $369.0 million compared to $307.8 million for the first half of 2002. Net earnings for the six months were $17.5 million versus $12.6 million for the
corresponding period.   Diluted earnings per share for the first half were
$.80 for 2003 and $.62 for 2002.

    Systemwide revenues for the Company, which includes gross revenues of franchised stores, advanced 17% to $243.0 million for the quarter versus $208.0 million a year ago. For the six-month period systemwide revenues were $502.4 million, up 19% from the $423.3 million last year. Systemwide revenues is a non-GAAP financial measurement calculated by adding Company revenues determined in accordance with GAAP to the revenues of the Company's franchisees and subtracting the Company's royalty revenues. Franchisee revenues, however, are not revenues of Aaron Rents, Inc. A schedule reconciling Company revenues to systemwide revenues appears below.

    Same store revenues (revenues earned in Company-operated stores opened for the entirety of both periods) in the Aaron's Sales & Lease Ownership division increased 11.3% during the second quarter of 2003. Same store revenues increased 6.0% for stores open over two years in both the second quarter of 2003 and 2002.

    The Aaron's Sales & Lease Ownership division increased its second quarter revenues 25% to $150.3 million versus $120.1 million for the second quarter last year. Systemwide revenues for this division rose 22% to $215.5 million versus $177.0 million compared to the second quarter a year ago. First half sales and lease ownership revenues increased 28% to $312.2 million compared to $243.4 million last year, and systemwide revenues for the division advanced 24% to $445.6 million compared to $358.9 million for the first half of last year. A schedule reconciling Aaron's Sales & Lease Ownership revenues to the division's systemwide revenues also appears below.

    The Aaron's Sales & Lease Ownership division increased its store count during the second quarter by 21 stores, 12 Company-operated stores and nine franchised stores, bringing the total of stores open at June 30 to 686. At the end of June the Company also had 66 rent-to-rent stores open

    The Company's Sight & Sound stores, acquired in 2002, negatively affected earnings in the second quarter by approximately $.04 per diluted share and $.11 per diluted share for the first six months of the year. Currently the Company is operating 12 Sight & Sound stores.

    On July 2 the Company announced the purchase of 37 rental stores in three different transactions. Of the 37 stores acquired, 19 have become new Aaron's Sales & Lease Ownership stores with the remaining 18 stores merged into existing Aaron's locations. In addition, ten more rental stores in Ohio were purchased as of today from Showplace, Inc. The Company will merge five of these stores into existing Aaron's locations. All of the acquisitions were asset purchases for cash.

    "We continue to actively look for opportunistic acquisitions to compliment the opening of our Company-operated and franchised stores," Mr. Loudermilk continued. "In addition to seeking the acquisition of independent rental stores, we also anticipate purchasing up to 50 of our better performing franchise stores within the next several months, assuming there are willing sellers. All franchise store acquisitions are expected to be accretive to earnings."

    A 3-for-2 stock split effected in the form of a 50% stock dividend on both Common Stock (RNT) and Class A Common Stock (RNT.A) was announced by the Company on July 21. New shares will be distributed on August 15, 2003 to shareholders of record as of the close of business on August 1, 2003. The accompanying table presents the second quarter results as if the split occurred prior to this date.

    "We are revising our guidance for 2003, expecting revenues during the year in excess of $750 million with systemwide revenues exceeding $1 billion," Mr. Loudermilk added. "We plan to aggressively open stores, opening at least 30 Company-operated and 50 franchised Aaron's Sales & Lease Ownership stores during the current year. On a pre-split basis for the third quarter of 2003 we expect diluted earnings per share to be in the range of $.38 to $.40 per share with earnings per share for the full 2003 year in a range of $1.60 to $1.65 per diluted share. Our initial outlook for 2004 is achieving diluted earnings per share, on a pre-split basis, between $1.85 to $1.95. We are obviously very positive on the future for the Company."

    Estimated 2003 systemwide revenues includes the Company's estimated revenues, other than approximately $14 million to $15 million in royalties, plus anticipated revenues of franchisees of approximately $265 million to over $285 million.

    Aaron Rents will hold a conference call to discuss its quarterly financial results on Wednesday, July 30, 2003, at 10:00 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through our website, www.aaronrents.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.


    Aaron Rents, Inc. based in Atlanta, currently has more than 775 Company-operated and franchised stores across the United States and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.


    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2002, which discussion is incorporated herein by this reference.



                      Aaron Rents, Inc. and Subsidiaries
                     Consolidated Statements of Earnings
                   (In thousands, except per share amounts)

                              (Unaudited)                       (Unaudited)
                           Three Months Ended                 Six Months Ended
                               June 30,                          June 30,
                          2003           2002              2003           2002
    Revenues:
     Rentals and Fees  $131,419       $113,643           $262,456    $226,145
     Retail Sales        15,608         14,150             38,646      31,165
     Non-Retail Sales    24,870         18,801             56,427      41,264
     Other                5,844          4,568             11,472       9,251
      Total             177,741        151,162            369,001     307,825

    Costs and Expenses:
     Retail Cost
      of Sales           11,391         10,388             28,246      22,766
     Non-Retail
      Cost of Sales      23,077         17,348             52,479      38,176
    Operating Expenses   81,377         71,654            164,496     144,788
    Depreciation
      of Rental
      Merchandise        46,517         40,036             92,906      79,736
    Interest              1,473          1,070              3,061       2,236
      Total             163,835        140,496            341,188     287,702

    Earnings Before
     Taxes               13,906         10,666             27,813      20,123

    Income Taxes          5,145          3,970             10,304       7,506

    Net Earnings       $  8,761       $  6,696          $  17,509   $  12,617

     Earnings Per
      Share            $    .40       $    .33          $     .81   $     .63

     Earnings Per
      Share Assuming
      Dilution         $    .40       $    .32          $     .80   $     .62

     Weighted Average
      Shares
      Outstanding        21,708         20,353             21,697      20,134

     Weighted Average
      Shares Outstanding
      Assuming
      Dilution           22,057         20,761             22,000      20,489



                      Aaron Rents, Inc. and Subsidiaries
                         Selected Balance Sheet Data
                                (In Thousands)
                                 (Unaudited)

                                   June 30,               December 31,
                                     2003                     2002
    Cash                         $  10,458              $        96
    Accounts Receivable             24,814                   26,973
    Rental Merchandise, Net        313,775                  317,287
    Property, Plant and
    Equipment, Net                  90,496                   87,094
    Total Assets                   494,626                  483,648

    Bank Debt                                                 7,325
    Senior Notes                    50,000                   50,000
    Total Liabilities              195,079                  203,103
    Shareholders' Equity          $299,547                 $280,545


                      Aaron Rents, Inc. and Subsidiaries
                Earnings Per Share Pro Forma Presentation (1)
                   (In thousands, except per share amounts)

                                  (Unaudited)                  (Unaudited)
                                 Three Months                  Six Months
                                    Ended                         Ended
                                   June 30,                      June 30,
                            2003                2002         2003      2003
    Net Earnings           $8,761              $6,696       $17,509   $12,617
    Earnings Per Share     $.27                $.22         $.54      $.42
    Earnings Per Share
     Assuming Dilution     $.26                $.22         $.53      $.41
    Weighted Average
      Shares
      Outstanding         32,562               30,530       32,545    30,201
    Weighted Average
      Shares
      Outstanding Assuming
      Dilution            33,085               31,142       33,000    30,734

     (1) Pro forma presentation gives prior-period effect to the 3-for-2 partial stock split effective August 15, 2003.

                      Aaron Rents, Inc. and Subsidiaries
      Reconciliation of Company Revenues to Non-GAAP Systemwide Revenues
                   (In thousands, except per share amounts)

                                  (Unaudited)                  (Unaudited)
                                 Three Months                  Six Months
                                    Ended                         Ended
                                   June 30,                      June 30,
                            2003              2002           2003      2003
    Total Company
     Revenues             $177,741           $151,162       $369,001  $307,825
    Royalty Revenues        (3,433)            (2,993)        (7,023)  (6,079)
    Franchisees' Revenues   68,660             59,864        140,460   121,585
    Systemwide Revenues   $242,968           $208,033       $502,438  $423,331

    Sales & Lease
     Ownership Revenues   $150,297           $120,100       $312,195  $243,395
    Sales & Lease Ownership
     Royalty Revenues       (3,433)            (2,993)        (7,023)  (6,079)
    Sales & Lease Ownership
      Franchisees'
      Revenues              68,660             59,864        140,460   121,585
    Sales & Lease Ownership
      Systemwide
      Revenues            $215,524           $176,971       $445,632  $358,901



SOURCE  Aaron Rents, Inc.
    -0-                             07/29/2003
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc., +1-678-402-3334/
    /Web site:  http://www.aaronrents.com /
    (RNT)

CO:  Aaron Rents, Inc.
ST:  Georgia
IN:  REA HOU
SU:  ERN CCA